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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                (AMENDMENT NO. 1)

                   Under the Securities Exchange Act of 1934*


                            Workflow Management, Inc.
                                (Name of Issuer)

                     Common Stock, par value $.001 per share
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                         (Title of Class of Securities)

                                   98137N-10-9
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                                 (CUSIP Number)

                                December 31, 2002
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             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed: [ ] Rule 13d-1(b)
           [X] Rule 13d-1(c)
           [ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

            Person Authorized to Receive Notices and Communications:

                                Lisa A. May, Esq.
                              Haynes and Boone, LLP
                           901 Main Street, Suite 3100
                                Dallas, TX 75202
                                 (214) 651-5000


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                                  SCHEDULE 13G

---------------------                                         -----------------
CUSIP No. 98137N-10-9                                         Page 2 of 6 Pages
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   1     NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         (ENTITIES ONLY)

                   The Pinnacle Fund, L.P., a Texas limited partnership
                   75-2512784
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   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [ ]
                                                                         (b) [ ]
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   3     SEC USE ONLY

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   4     CITIZENSHIP OR PLACE OR ORGANIZATION

                   Texas
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                       5       SOLE VOTING POWER

                               401,700
                       ---------------------------------------------------------
    NUMBER OF          6       SHARED VOTING POWER
      SHARES
   BENEFICIALLY                0
     OWNED BY          ---------------------------------------------------------
       EACH            7      SOLE DISPOSITIVE POWER
    REPORTING
      PERSON                  401,700
       WITH            ---------------------------------------------------------
                       8      SHARED DISPOSITIVE POWER

                              0
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   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   401,700
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   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                              [ ]
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   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                   3.0%
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   12    TYPE OF REPORTING PERSON

                   PN
--------------------------------------------------------------------------------


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CUSIP No. 98137N-10-9                                         Page 3 of 6 Pages
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Item 1(a)   Name of Issuer:

            Workflow Management, Inc.

Item 1(b)   Address of Issuer's Principal Executive Offices:

            240 Royal Palm Way
            Palm Beach, FL 33480

Item 2(a)   Name of Person Filing:

            The Pinnacle Fund, L.P.

Item 2(b)   Address of Principal Business Office:

            4965 Preston Park Blvd.
            Suite 240
            Plano, TX 75093

Item 2(c)   Citizenship:

            Texas

Item 2(d)   Title of Class of Securities:
            Common Stock, $.001 per share

Item 2(e)   CUSIP No:
            98137N-10-9



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CUSIP No. 98137N-10-9                                         Page 4 of 6 Pages
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Item 3      Status of Person Filing:

            (a) [  ] Broker or dealer registered under section 15 of
                     the Act (15 U.S.C. 78o);
            (b) [  ] Bank as defined in section 3(a)(6) of the
                     Act (15 U.S.C. 78c);
            (c) [  ] Insurance company as defined in section 3(a)(19)
                     of the Act (15 U.S.C. 78c);
            (d) [  ] Investment company registered under section 8 of
                     the Investment Company Act of 1940
                     (15 U.S.C. 80a-8);
            (e) [  ] An investment adviser in accordance with Section
                     240.13d-1(b)(1)(ii)(E); (f) [ ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);
            (g) [  ] A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);
            (h) [  ] A savings association as defined in Section 3(b) of the
                     Federal Deposit Insurance Act (12 U.S.C. 1813);
            (i) [  ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3); (j) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).


Item 4      Ownership:

            (a) This statement is filed on behalf of The Pinnacle Fund, L.P. As of December 31, 2002, The Pinnacle Fund, L.P. was the beneficial owner of 401,700 shares of common stock of Workflow Management, Inc.

            (b) Percent of Class: 3.0%.

            (c) Number of shares as to which each person has:

                (i)   sole power to vote or to direct the vote: 401,700

                (ii)  shared power to vote or to direct the vote: 0

                (iii) sole power to dispose or to direct the disposition of:
                      401,700

                (iv)  shared power to dispose or to direct the disposition of: 0


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CUSIP No. 98137N-10-9                                         Page 5 of 6 Pages
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Item 5      Ownership of 5% or Less of a Class:

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

Item 6 Ownership of More than 5% on Behalf of Another Person: Not applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

            Not applicable.

Item 8      Identification and Classification of Members of the Group:

            Not applicable.

Item 9      Notice of Dissolution of Group:

            Not applicable.

Item 10     Certification:

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



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CUSIP No. 98137N-10-9                                         Page 6 of 6 Pages
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                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2003


                              THE PINNACLE FUND, L.P.

                              By:  Pinnacle Advisers, L.P., its general partner



                              By:                 /s/ BARRY M. KITT
                                   ---------------------------------------------
                                   Barry M. Kitt
                                   General Partner